For Immediate Release

Contacts:	Andy McGowan, Public Relations
404-828-4663
Joe Wilkins, Investor Relations
404-828-8209

UPS DELIVERS STRONG 3Q RESULTS;
3Q EPS MOVES 13.8% HIGHER

•	Global Shipments Rise 6.9% to 1.1 Billion

•	U.S. Domestic Operating Margin Improves to 14.7%

•	International Export Packages per Day Climb 9.4%

•	Supply Chain and Freight Operating Margin Hits 8.9%

•	Balanced Growth Across All Segments Drives Operating Profit up 8.3%

•	Reaffirms Full-Year Adjusted EPS Guidance of $4.90 to $5.00

ATLANTA, Oct. 24, 2014 - UPS® (NYSE:UPS) today announced diluted earnings per share of $1.32 for the third quarter 2014, a 13.8% improvement over the prior year period. Operating profit increased 8.3%, resulting from balanced growth across all three segments.

Daily packages in the U.S. were 6.9% higher as demand from both B2C and B2B customers improved. International Export shipments increased 9.4% with strong growth in both Asia and Europe. UPS delivered 1.1 billion packages around the world, up 6.9% over the third quarter 2013.

“The solid performance we delivered this quarter establishes our ability to stay ahead of market growth and generate positive operating leverage,” said David Abney, UPS chief executive officer. “We continue making investments in technology and expanding our capabilities around the world to ensure we provide the long-term solutions customers demand.”

Cash Flow

For the nine months ended Sept. 30, UPS generated $2.8 billion in free cash flow. The company paid dividends of $1.8 billion, up 8.1% per share over the prior year, and repurchased 20.6 million shares for approximately $2.1 billion.

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U.S. Domestic Package

U.S. Domestic revenue increased to $8.7 billion, up 5.3% over the third quarter 2013. Daily package volume improved 6.9%, led by gains in UPS Ground and Deferred products up 7.7% and 5.9%, respectively. E-commerce continued to drive strong B2C growth, while B2B deliveries were also higher this quarter.

Operating profit was $1.3 billion, up 7.8%. Operating margin expanded 30 basis points to 14.7%. The segment experienced positive operating leverage as investments in new technology and capacity helped lower costs.

Total revenue per package declined 1.5% as base rate improvements were offset by changes in customer and product mix. UPS SurePost shipments increased more than 50%, contributing to the mix change.

During the quarter, UPS announced the expansion of its Access Point alternate delivery solution to the New York City and Chicago areas. Plans were announced to add locations in other U.S. cities, in addition to more than 4,400 existing UPS Stores, by the end of 2015.

International Package

International revenue increased 5.5% to $3.2 billion on daily package growth of 6.7%. Export products jumped 9.4% with gains from all regions of the world. Shipments out of Asia grew 16% and Europe was up 14%.

Operating profit improved 10.3% to $460 million. Operating margin expanded 70 basis points over the prior year period, to 14.5%. Revenue and cost initiatives implemented during the quarter contributed to the margin improvements.

Currency-neutral revenue per package declined 1.0% due to changing product mix and continued strength in shorter trade lanes. Non-premium products continue to outpace premium, putting pressure on yield.

On October 7, UPS announced the acquisition of international e-commerce enabler i-parcel, LLC. The company’s experience and technology in cross-border e-commerce assists U.K. and U.S. based retailers expand their reach to consumers in over 100 countries worldwide.

Supply Chain & Freight

Supply Chain and Freight revenue was up 7.4% to $2.4 billion, resulting primarily from growth in the Distribution and UPS Freight business units. Operating profit was 7% higher at $215 million, and operating margin was 8.9%.

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Forwarding revenue was higher primarily due to increased International Air Freight (IAF) tonnage which was aided by high-tech product launches and Government sector gains. Operating profit improvements in North American Air Freight and Ocean Forwarding were more than offset by continued pricing pressure in IAF.

Distribution revenue increased more than 10% over the same quarter last year. Strong demand from Healthcare and Retail sector customers contributed to the growth.

UPS Freight revenue increased 7.9% to $810 million. LTL shipments were 4.7% higher and revenue per hundredweight improved 1.1%. Operating profit and margin expanded from the third quarter last year.

Outlook

The company announced its expectations for the upcoming holiday season. UPS expects shipments delivered during the month of December to climb 11% over the prior year. As previously announced, the company committed an additional $175 million in operating expense and $500 million in capital expenditures to enhance its capabilities and prepare the network for peak and future volume growth.

“It’s encouraging to see all three segments show positive momentum, as we head into our busiest time of year,” said Kurt Kuehn, UPS chief financial officer.  “We expect another robust peak season and are confident our network is prepared to operate at the highest level. As a result, we are reiterating our expectations for adjusted diluted earnings per share to be in a range of $4.90 to $5.00, a 7-to-9% increase over 2013 adjusted results.”

About UPS
UPS (NYSE: UPS) is a global leader in logistics, offering a broad range of solutions including the transportation of packages and freight; the facilitation of international trade, and the deployment of advanced technology to more efficiently manage the world of business. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. The company can be found on the Web at ups.com® and its corporate blog can be found at Longitudes.ups.com. To get UPS news direct, visit pressroom.ups.com/RSS.

Editor’s Note:
UPS CEO David Abney and CFO Kurt Kuehn will lead a discussion on third quarter results with investors and analysts during a conference call at 8:30 a.m. ET today. That call is open to listeners through a live Webcast. To access the call, go to www.investors.ups.com and click on “Earnings Webcast.”

UPS routinely posts investor announcements on its website - www.investors.ups.com - and encourages those interested in the company to check there frequently.

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We supplement the reporting of our financial information determined under generally accepted accounting principles ("GAAP") with certain non-GAAP financial measures, including, as applicable, "as adjusted" operating profit, operating margin, pre -tax income, net income and earnings per share. The equivalent measures determined in accordance with GAAP are also referred to as "reported" or "unadjusted.” We believe that these adjusted measures provide meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to, our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Furthermore, we use these adjusted financial measures to determine awards for our management personnel under our incentive compensation plans.

We supplemented the presentation of our year-to-date 2014 and 2013 operating profit, operating margin, pre-tax income, net income and earnings per share with similar measures that excluded the impact of certain transactions. In the second quarter of 2014, we recorded a $1.066 billion pre-tax charge ($665 million after-tax) related to the transfer of postretirement benefit obligations to multiemployer healthcare plans for certain employees under the Teamsters National Master Agreement. The charge is allocated between the U.S. Domestic Package segment ($957 million), the International Package segment ($27 million) and the Supply Chain & Freight segment ($82 million). In the first quarter of 2013, we recorded transactions related to our attempted acquisition of TNT Express N.V. These items included the impact of (1) a pre-tax charge for the TNT termination fee and transaction-related costs of $284 million ($177 million after-tax), and (2) a pre-tax currency gain realized upon the liquidation of a foreign subsidiary of $245 million ($213 million after-tax). We believe these adjusted measures provide additional information that better enables shareowners to focus on period-over-period operating performance.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for GAAP operating profit, operating margin, net income and earnings per share, which are the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the preceding reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company's strategic directions, prospects and future results, involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, governmental regulations, our competitive environment, negotiation and ratification of labor contracts, strikes, work stoppages and slowdowns, changes in aviation and motor fuel prices, cyclical and seasonal fluctuations in our operating results, and other risks discussed in the company's Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.

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United Parcel Service, Inc.
Selected Financial Data - Third Quarter
(unaudited)

	Three Months Ended
	September 30,		Change
	2014	2013	$	%
(amounts in millions, except per share data)
Statement of Income Data:
Revenue:
U.S. Domestic Package	$8,691	$8,254	$437	5.3%
International Package	3,183	3,017	166	5.5%
Supply Chain & Freight	2,416	2,250	166	7.4%
Total revenue	14,290	13,521	769	5.7%

Operating expenses:
Compensation and benefits	7,217	6,961	256	3.7%
Other	5,119	4,756	363	7.6%
Total operating expenses	12,336	11,717	619	5.3%

Operating profit:
U.S. Domestic Package	1,279	1,186	93	7.8%
International Package	460	417	43	10.3%
Supply Chain & Freight	215	201	14	7.0%
Total operating profit	1,954	1,804	150	8.3%

Other income (expense):
Investment income	2	2	—	—%
Interest expense	(87)	(92)	5	(5.4)%
Total other income (expense)	(85)	(90)	5	(5.6)%

Income before income taxes	1,869	1,714	155	9.0%

Income tax expense	655	617	38	6.2%

Net income	$1,214	$1,097	$117	10.7%

Net income as a percentage of revenue	8.5%	8.1%

Per share amounts:
Basic earnings per share	$1.33	$1.17	$0.16	13.7%
Diluted earnings per share	$1.32	$1.16	$0.16	13.8%

Weighted-average shares outstanding:
Basic	913	935	(22)	(2.4)%
Diluted	922	944	(22)	(2.3)%

Certain prior year amounts have been reclassified to conform to the current year presentation.

United Parcel Service, Inc.
Selected Operating Data - Third Quarter
(unaudited)

	Three Months Ended
	September 30,		Change
	2014	2013	$ / #	%

Revenue (in millions):
U.S. Domestic Package:
Next Day Air	$1,636	$1,595	$41	2.6%
Deferred	827	790	37	4.7%
Ground	6,228	5,869	359	6.1%
Total U.S. Domestic Package	8,691	8,254	437	5.3%
International Package:
Domestic	689	653	36	5.5%
Export	2,339	2,214	125	5.6%
Cargo	155	150	5	3.3%
Total International Package	3,183	3,017	166	5.5%
Supply Chain & Freight:
Forwarding and Logistics	1,459	1,358	101	7.4%
Freight	810	751	59	7.9%
Other	147	141	6	4.3%
Total Supply Chain & Freight	2,416	2,250	166	7.4%
Consolidated	$14,290	$13,521	$769	5.7%

Consolidated volume (in millions)	1,093	1,023	70	6.9%

Operating weekdays	64	64	—

Average Daily Package Volume (in thousands):
U.S. Domestic Package:
Next Day Air	1,235	1,222	13	1.1%
Deferred	1,008	952	56	5.9%
Ground	12,209	11,340	869	7.7%
Total U.S. Domestic Package	14,452	13,514	938	6.9%
International Package:
Domestic	1,547	1,474	73	5.0%
Export	1,085	992	93	9.4%
Total International Package	2,632	2,466	166	6.7%
Consolidated	17,084	15,980	1,104	6.9%

Average Revenue Per Piece:
U.S. Domestic Package:
Next Day Air	$20.70	$20.39	$0.31	1.5%
Deferred	12.82	12.97	(0.15)	(1.2)%
Ground	7.97	8.09	(0.12)	(1.5)%
Total U.S. Domestic Package	9.40	9.54	(0.14)	(1.5)%
International Package:
Domestic	6.96	6.92	0.04	0.6%
Export	33.68	34.87	(1.19)	(3.4)%
Total International Package	17.98	18.17	(0.19)	(1.0)%
Consolidated	$10.72	$10.87	$(0.15)	(1.4)%

.

United Parcel Service, Inc.
Selected Financial Data - Year to Date
(unaudited)

	Nine Months Ended
	September 30,		Change
	2014	2013	$	%
(amounts in millions, except per share data)
Statement of Income Data:
Revenue:
U.S. Domestic Package	$25,847	$24,766	$1,081	4.4%
International Package	9,562	9,057	505	5.6%
Supply Chain & Freight	6,928	6,639	289	4.4%
Total revenue	42,337	40,462	1,875	4.6%

Operating expenses:
Compensation and benefits	22,857	20,910	1,947	9.3%
Other	15,266	14,426	840	5.8%
Total operating expenses	38,123	35,336	2,787	7.9%

Operating profit:
U.S. Domestic Package	2,415	3,403	(988)	(29.0)%
International Package	1,342	1,220	122	10.0%
Supply Chain & Freight	457	503	(46)	(9.1)%
Total operating profit	4,214	5,126	(912)	(17.8)%

Other income (expense):
Investment income	27	10	17	170.0%
Interest expense	(266)	(286)	20	(7.0)%
Total other income (expense)	(239)	(276)	37	(13.4)%

Income before income taxes	3,975	4,850	(875)	(18.0)%

Income tax expense	1,396	1,645	(249)	(15.1)%

Net income	$2,579	$3,205	$(626)	(19.5)%

Net income as a percentage of revenue	6.1%	7.9%

Per share amounts
Basic earnings per share	$2.81	$3.40	$(0.59)	(17.4)%
Diluted earnings per share	$2.78	$3.37	$(0.59)	(17.5)%

Weighted-average shares outstanding
Basic	918	943	(25)	(2.7)%
Diluted	927	952	(25)	(2.6)%

As adjusted income data:
Operating profit:
U.S. Domestic Package (1)	$3,372	$3,403	$(31)	(0.9)%
International Package (1)	1,369	1,259	110	8.7%
Supply Chain & Freight (1)	539	503	36	7.2%
Total operating profit (1)	5,280	5,165	115	2.2%

Income before income taxes (1)	$5,041	$4,889	$152	3.1%
Net income (2)	$3,244	$3,169	$75	2.4%

Basic earnings per share (2)	$3.53	$3.36	$0.17	5.1%
Diluted earnings per share (2)	$3.50	$3.33	$0.17	5.1%

(1) Second quarter 2014 operating profit and consolidated income before income taxes exclude $1.066 billion pre-tax charge associated with transferring postretirement health and welfare benefit obligations to multiemployer healthcare plans for certain employees under the Teamsters National Master Agreement. The charge was allocated between the U.S. Domestic Package segment ($957 million), the International Package segment ($27 million) and the Supply Chain & Freight segment ($82 million).

First quarter 2013 operating profit and consolidated income before income taxes exclude the impact of the TNT termination penalty of €200 million ($268 million) and transaction-related expenses of $16 million. The combination of these items resulted in a pre-tax charge of $284 million ($177 million after-tax). Subsequent to the termination of the merger protocol, we liquidated a foreign subsidiary resulting in a realized foreign currency gain of $245 million ($213 million after-tax). Both transactions impacted the International Package segment.

(2) Second quarter 2014 net income and earnings per share amounts exclude the $665 million after-tax charge of transferring postretirement benefit obligations described in (1). First Quarter 2013 net income and earnings per share amounts excluded the after-tax impact of the International Package segment transactions described in (1), which total a combined $36 million after-tax gain.

Certain prior year amounts have been reclassified to conform to the current year presentation.

United Parcel Service, Inc.
Selected Operating Data - Year to Date
(unaudited)

	Nine Months Ended
	September 30,		Change
	2014	2013	$ / #	%

Revenue (in millions):
U.S. Domestic Package:
Next Day Air	$4,862	$4,754	$108	2.3%
Deferred	2,507	2,400	107	4.5%
Ground	18,478	17,612	866	4.9%
Total U.S. Domestic Package	25,847	24,766	1,081	4.4%
International Package:
Domestic	2,069	1,939	130	6.7%
Export	7,046	6,664	382	5.7%
Cargo	447	454	(7)	(1.5)%
Total International Package	9,562	9,057	505	5.6%
Supply Chain & Freight:
Forwarding and Logistics	4,224	4,051	173	4.3%
Freight	2,275	2,170	105	4.8%
Other	429	418	11	2.6%
Total Supply Chain & Freight	6,928	6,639	289	4.4%
Consolidated	$42,337	$40,462	$1,875	4.6%

Consolidated volume (in millions)	3,244	3,051	193	6.3%

Operating weekdays	191	191	—

Average Daily Package Volume (in thousands):
U.S. Domestic Package:
Next Day Air	1,241	1,223	18	1.5%
Deferred	1,027	970	57	5.9%
Ground	12,124	11,362	762	6.7%
Total U.S. Domestic Package	14,392	13,555	837	6.2%
International Package:
Domestic	1,524	1,439	85	5.9%
Export	1,066	980	86	8.8%
Total International Package	2,590	2,419	171	7.1%
Consolidated	16,982	15,974	1,008	6.3%

Average Revenue Per Piece:
U.S. Domestic Package:
Next Day Air	$20.51	$20.35	$0.16	0.8%
Deferred	12.78	12.95	(0.17)	(1.3)%
Ground	7.98	8.12	(0.14)	(1.7)%
Total U.S. Domestic Package	9.40	9.57	(0.17)	(1.8)%
International Package:
Domestic	7.11	7.05	0.06	0.9%
Export	34.61	35.60	(0.99)	(2.8)%
Total International Package	18.43	18.62	(0.19)	(1.0)%
Consolidated	$10.78	$10.94	$(0.16)	(1.5)%

United Parcel Service, Inc.
Reconciliation of Free Cash Flow
(unaudited)

Preliminary
Year-to-Date
(amounts in millions)	September 30,
Net cash from operations	$4,208
Capital expenditures	(1,444)
Proceeds from disposals of PP&E	28
Net change in finance receivables	23
Other investing activities	(20)
Free cash flow	$2,795

Amounts are subject to reclassification.